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Exhibit 10.2

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

GE BUSINESS PRODUCTIVITY SOLUTIONS, INC.

AND

ESCHELON TELECOM, INC.

October 13, 2004

TABLE OF CONTENTS

Article I DEFINITIONS		1
1.1	Definitions	1
1.2	Construction	5
Article II PURCHASE AND SALE OF SELLER'S ASSETS		5
2.1	Purchase of Seller's Assets	5
2.2	Excluded Assets	5
2.3	Assumed Liabilities	6
2.4	Excluded Liabilities	6
Article III CONSIDERATION AND CLOSING		6
3.1	Consideration	6
3.2	Closing	6
3.3	Transfer Taxes	6
3.4	Deliveries by the Seller	6
3.5	Deliveries by the Purchaser	7
3.6	Allocation of Consideration	7
3.7	Minimum Net Working Capital	7
Article IV RELATED MATTERS		7
4.1	Use of Names	7
Article V REPRESENTATIONS AND WARRANTIES OF THE SELLER		8
5.1	Organization and Qualification	8
5.2	Authorization; Enforceability	8
5.3	No Violation or Conflict	8
5.4	Accounts Receivable	8
5.5	Contracts	8
5.6	Customers	8
5.7	Suppliers and Vendors	8
5.8	Real Property	8
5.9	Assets	9
5.10	Permits	9
5.11	Intellectual Property	9
5.12	No Other Agreements to Purchase	9
5.13	Brokers	9
Article VI REPRESENTATIONS AND WARRANTIES OF THE PURCHASER		9
6.1	Organization and Qualification	9
6.2	Authorization; Enforceability	9
6.3	No Violation or Conflict	10
6.4	Investigation	10
6.5	Brokers	10
Article VII COVENANTS		10
7.1	Performance	10
7.2	Regulatory and Other Authorizations; Notices and Consents	10
7.3	Conduct of the Business Prior to the Closing	10
7.4	Certain Post-Closing Matters	11
7.5	Access	11
7.6	Notification	11

Article VIII CONDITIONS PRECEDENT TO CLOSING; TERMINATION		12
8.1	Condition Precedent to Closing	12
8.2	[INTENTIONALLY OMITTED]	12
8.3	Termination	12
Article IX INDEMNIFICATION		12
9.1	Survival	12
9.2	Indemnification	13
9.3	Procedures.	13
9.4	Calculation of Damages	14
9.5	Assignment of Claims	14
9.6	Sole Remedy	14
Article X MISCELLANEOUS		15
10.1	Notices	15
10.2	Entire Agreement	15
10.3	Binding Effect	16
10.4	Assignment	16
10.5	Modifications and Amendments	16
10.6	Waivers and Consents	16
10.7	No Third Party Beneficiary	16
10.8	Severability	16
10.9	Publicity	16
10.10	Governing Law; Jurisdiction	17
10.11	Force Majeure	17
10.12	Execution by Facsimile; Counterparts	17
10.13	Headings and Captions	17
10.14	Expenses	17
10.15	Interpretation	17
10.16	Further Assurances	18

EXHIBITS AND SCHEDULES

Exhibit A	Assignment and Assumption Agreement
Exhibit B	Bill of Sale
Exhibit C	GECC Guaranty
Schedule 2.2(c)	Excluded Assets
Schedule 2.3	Assumed Liabilities

ASSET PURCHASE AGREEMENT

        THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made and entered into as of October 13, 2004 by and between GE Business Productivity Solutions, Inc., a Georgia corporation ("GEBPS", and also referred to herein as the "Seller") and Eschelon Telecom, Inc., a Delaware corporation (the "Purchaser").

        WHEREAS, the Seller is engaged in the Business (as hereinafter defined); and

        WHEREAS, the Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, substantially all of the assets of the Seller used solely in the operation of the Business (as herein after defined) and the Purchaser is willing to assume certain liabilities of the Seller of or relating to the Business, all upon the terms and conditions set forth herein; and

        WHEREAS, simultaneously herewith, Advanced TelCom Group, Inc., a Delaware corporation ("ATG"), and the Purchaser have entered into a stock purchase agreement (the "Stock Purchase Agreement"), pursuant to which the Purchaser will purchase all of the issued and outstanding shares of common stock, par value $0.001 per share, of Advanced TelCom, Inc., a Delaware corporation and wholly owned subsidiary of ATG ("ATI").

        NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations and warranties contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

        1.1    Definitions.    In addition to terms defined elsewhere in this Agreement, the following terms when used in this Agreement shall have the respective meanings set forth below:

          "Accounts Receivable" means the Seller's accounts and notes receivable from any Person.

          "Acquired Assets" has the meaning set forth in Section 2.1.

          "Affiliate" means, with respect to a specified Person, any other Person which, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person, and without limiting the generality of the foregoing, includes, with respect to the specified Person: (a) any other Person which beneficially owns or holds 10% or more of the outstanding voting securities or other securities convertible into voting securities of such Person, (b) any other Person of which the specified Person beneficially owns or holds 10% or more of the outstanding voting securities or other securities convertible into voting securities, or (c) any director, officer or employee of such Person.

          "Agreement" has the meaning set forth in the Preamble.

          "Assignment and Assumption Agreement" means the Assignment and Assumption Agreement, substantially in the form attached hereto as Exhibit A.

          "Assumed Liabilities" has the meaning set forth in Section 2.3.

          "ATG" has the meaning set forth in the recitals to this Agreement.

          "ATI" has the meaning set forth in the recitals to this Agreement.

          "Bill of Sale" means the Bill of Sale, in substantially in the form attached hereto as Exhibit B.

          "Business" means the business of providing telecommunications services to business and residential customers primarily in the continental United States.

          "Business Day" means any day other than Saturday, Sunday or any other day on which banks are required or authorized to be closed in the city of New York, New York.

          "Cash" means all cash and cash equivalents (including marketable securities and short-term investments) on hand or in banks or other depositories.

          "Claim" has the meaning set forth in Section 9.3(a).

          "Closing" has the meaning set forth in Section 3.2.

          "Closing Date" has the meaning set forth in Section 3.2.

          "Confidentiality Agreement" means the confidentiality agreement, dated as of August 6, 2004, by and between the Purchaser and GE Vendor Financial Services, an Affiliate of the Seller.

          "Consideration" has the meaning set forth in Section 3.1.

          "Contract" means any contract, plan, undertaking, understanding, agreement, license, lease, note, mortgage or other binding commitment, whether written or oral.

          "Court" means any court or arbitration tribunal of the United States, any domestic state, or any foreign country, and any political subdivision thereof.

          "Customer Contracts" means all written sales orders, master services agreements, customer contracts or other similar Contracts entered into by the Seller with all customers of the Seller used solely in the operation of the Business.

          "Damages" has the meaning set forth in Section 9.2(a).

          "Database" means all data and other information recorded, stored, transmitted and retrieved in electronic form.

          "Excluded Assets" has the meaning set forth in Section 2.2.

          "Excluded Liabilities" has the meaning set forth in Section 2.4.

          "Excluded Marks" has the meaning set forth in Section 2.2(d).

          "GE" means General Electric Company, a New York corporation.

          "GEBPS" has the meaning set forth in the Preamble.

          "GEBPS Contracts" means all material Customer Contracts, Real Property Leases and Supplier Contracts.

          "GECC" means General Electric Capital Corporation, a Delaware corporation.

          "GECC Guaranty" means the Guaranty of GECC, substantially in the form attached hereto as Exhibit C.

          "Governmental Authority" means any governmental or legislative agency or authority (other than a Court) of the United States, any domestic state, or any foreign country, and any political subdivision or agency thereof, and includes any authority having governmental or quasi-governmental powers, including any administrative agency or commission.

          "Indemnified Party" has the meaning set forth in Section 9.3(a).

          "Indemnifying Party" has the meaning set forth in Section 9.3(a).

          "Intellectual Property" means, in each case used solely in the operation of the Business, all: (a) Patents; (b) trademarks, service marks, domain names and internet protocol addresses; (c) copyrights; (d) Software; (e) trade secrets and confidential, technical or business information; (f) Databases proprietary to the Seller; (g) copies and tangible embodiments of all the foregoing, in whatever form or medium; (h) all rights to obtain and rights to apply for patents, and to register trademarks and copyrights; (i) all rights under any licenses, registered user agreements, technology or materials, transfer agreements, and other agreements or instruments with respect to items in (a) to (h) above; (j) all goodwill associated therewith; (k) all applications and registrations therefor; and (l) all rights to sue and recover and retain damages and costs and attorneys' fees for present and past infringement of any rights appurtenant to the Intellectual Property.

          "Law" means all laws, statutes, ordinances and Regulations of any Governmental Authority including all decisions of Courts having the effect of law in each such jurisdiction.

          "Leased Real Property" means, in each case used solely in the operation of the Business, the real property leased by the Seller as a tenant pursuant to the Real Property Leases in locations at which the Seller has employees or switches, together with, to the extent leased by the Seller, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of the Seller attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

          "Licensed Intellectual Property" means all Intellectual Property licensed or sublicensed by the Seller from a third party.

          "Liens" means any mortgage, pledge, security interest, attachment, encumbrance, lien (statutory or otherwise), option, conditional sale agreement, right of first refusal, first offer, termination, participation or purchase, or charge of any kind (including any agreement to give any of the foregoing), provided, however, that the term "Lien" shall not include: (a) Liens for Taxes, assessments and charges any Governmental Authority due and being contested in good faith and diligently by appropriate proceedings; (b) servitudes, easements, restrictions, rights-of-way and other similar rights in real property or any interest therein, provided the same are not of such nature as to materially adversely affect the use of the property subject thereto; (c) Liens with respect to leasehold interests and licensed products, (d) Liens for Taxes either not due and payable or due but for which notice of assessments has not been given; (e) undetermined or inchoate Liens, charges and privileges incidental to current construction or current operations and statutory Liens, charges, adverse claims, security interests or encumbrances of any nature whatsoever claimed or held by any Governmental Authority which have not at the time been filed or registered against the title to the asset or served upon the Seller pursuant to Law or which relate to obligations not due or delinquent; (f) assignments of insurance provided to landlords (or their mortgagees) pursuant to the terms of any lease, and Liens or rights reserved in any lease for rent or for compliance with the terms of such lease; (g) security given in the ordinary course of the operation of the Business to any public utility, municipality or Government Authority in connection with the operation of the Business, other than security for borrowed money; (h) deposits or pledges made in connection with, or to secure payment of, workers' compensation, unemployment insurance, old age pension or other social security programs mandated under applicable Laws; (i) restrictions on transfer of securities imposed by applicable state and federal securities Laws; (j) purchase money liens incurred in the ordinary course consistent with past practices; and (k) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course of business consistent with past practices.

          "Management Services Agreement" means the Management Services Agreement between the Seller and ATI, in form and substance mutually agreed upon by the Seller and the Purchaser, pursuant to which ATI will manage and operate the Business, including providing telecommunication services to the Seller's customers in exchange for consideration not to exceed ATI's cost pending Closing.

          "Material Adverse Effect" means any circumstance, change in, or effect on the Business or the Assets that, individually or in the aggregate with any other circumstances, changes in, or effects on the Business, is materially adverse to the business, operations, assets, results of operations or financial condition of the Business or the Assets, taken as a whole, provided that the term

  "Material Adverse Effect" shall not include any circumstance, change in, or effect resulting from (a) changes in general economic conditions or the financial markets, (b) the announcement or performance of this Agreement and the transactions contemplated hereby, (c) general changes or developments in the industry in which the Seller operates, (d) changes in any tax laws or regulations or applicable accounting regulations or principles, (e) changes caused by conditions or terms imposed by third parties in connection with obtaining any authorization, consent, order, approval, guarantee, bond or estoppel certificate or (f) changes in general legal, regulatory, political, economic or business conditions that generally affect the industry in which the Seller conduct business or in which the Business operates.

          "Net Working Capital" has the meaning set forth in Section 3.7.

          "Non-Assumable Claim" has the meaning set forth in Section 9.3(f).

          "Order" means any judgment, order, writ, injunction, ruling, stipulation, determination, award or decree of or by, or any settlement under the jurisdiction of, any Court or Governmental Authority.

          "Owned Intellectual Property" means all Intellectual Property in and to which the Seller has, or has a right to hold, right, title and interest.

          "Patents" means all national (including the United States) and multinational statutory invention registrations, patents, patent registrations and patent applications, including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations, and all rights therein provided by multinational treaties or conventions and all improvements to the inventions disclosed in each such registration, patent or application.

          "Permits" means, to the extent transferable under applicable Law, all rights of the Seller under the permits, authorizations, approvals, registrations and licenses issued by any Governmental Authority (and pending applications for the foregoing).

          "Person" means any natural person, corporation, limited liability company, unincorporated organization, partnership, association, joint stock company, joint venture, trust or any other entity.

          "Potential Contributor" has the meaning set forth in Section 9.5.

          "Purchaser" has the meaning set forth in the Preamble.

          "Purchaser Basket" has the meaning set forth in Section 9.2(b)

          "Real Property Leases" has the meaning set forth in Section 5.7.

          "Regulation" means any rule or regulation of any Governmental Authority.

          "Seller" has the meaning set forth in the Preamble.

          "Seller Basket" has the meaning set forth in Section 9.2(a).

          "Software" means, to the extent owned or licensed by the Seller and used solely in the operation of the Business, any and all (a) computer programs, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (d) the technology supporting any Internet site(s) operated by or on behalf of the Seller and (e) all documentation, including user manuals and training materials, relating to any of the foregoing.

          "Stock Purchase Agreement" has the meaning set forth in the recitals to this Agreement.

          "Subsidiary" of a specified Person means any other Person in which such Person owns, directly or indirectly, more than 50% of the outstanding voting securities or other securities convertible into voting securities, or which may effectively be controlled, directly or indirectly, by such Person.

          "Supplier Contracts" means all Contracts for the provision of products or services, including interconnection agreements, entered into by the Seller with any supplier of goods, services, materials or supplies used solely in the operation of the Business.

          "Survival Date" has the meaning set forth in Section 9.1.

          "Tangible Personal Property" means each item or distinct group of furniture, fixtures, equipment, switches, tools, supplies, vehicles and other tangible personal property used solely in the operation of the Business and owned or leased by the Seller, wherever located.

          "Tax" means any and all federal, state, local, or foreign taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or other taxing authority, including: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, disability, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs' duties, tariffs, and similar charges, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

          "Third Party Claim" has the meaning set forth in Section 9.3(b).

        1.2    Construction.    Unless the context requires otherwise: (a) the gender (or lack of gender) of all words used in this Agreement includes the masculine, feminine and neuter; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c)"include", "includes", and "including" shall mean "including, without limitation"; (d) definitions used herein defined in the plural shall be deemed to include the singular as the context may require and definitions used herein defined in the singular shall be deemed to include the plural as the context may require; and (e) references to Schedules and Exhibits are to the Schedules and Exhibits attached to this Agreement, each of which is incorporated herein and made a part hereof for all purposes.

ARTICLE II

PURCHASE AND SALE OF SELLER'S ASSETS

        2.1    Purchase of Seller's Assets.    Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Seller shall sell, transfer, assign, convey and deliver to the Purchaser, and the Purchaser shall purchase from the Seller all of the Seller's assets used solely in the operation of the Business (other than the Excluded Assets), whether real or personal, tangible or intangible, of every kind and description and wherever situated and whether or not specifically referred to in this Agreement including any right of the Seller in the name "Business Productivity Solutions" (collectively, the "Acquired Assets").

        2.2    Excluded Assets.    Notwithstanding the provisions of Section 2.1, the Acquired Assets shall not include any of the following property and assets of the Seller (collectively, the "Excluded Assets"):

          (a)   Cash;

          (b)   all corporate records, including, but not limited to, minute books and stock record books of the Seller;

          (c)   the assets listed on Schedule 2.2(c) attached hereto;

          (d)   all tradenames, trademarks, identifying logos and service marks related to or employing any part or variation of the "GE" name, the name of any Subsidiary or Affiliate of GE (other than ATI or Subsidiary of ATI and/or pursuant to any other agreement between any Subsidiary or Affiliate of GE and the Purchaser or any Affiliate of the Purchaser) and any similar tradename, trademark, logo and service mark and all other tradenames, trademarks, identifying logos and service marks not used solely in connection with the Business (the "Excluded Marks"); and

          (e)   any other assets, rights, or properties not solely related to the Business.

        2.3    Assumed Liabilities.    At the Closing, the Seller and the Purchaser shall execute and deliver the Assignment and Assumption Agreement, pursuant to which the Seller shall assign to the Purchaser, and the Purchaser shall assume from the Seller, and shall agree to pay, perform and discharge on behalf of the Seller, only the following Liabilities of the Seller (the "Assumed Liabilities"):

          (a)   Liabilities arising under the Acquired Assets; and

          (b)   Any invoices for costs or expenses that are directly incurred in connection with the operation of the Acquired Assets (other than invoices for costs and expenses that are due prior to the Closing Date).

          (c)   Liabilities set forth on Schedule 2.3(c) attached hereto.

        2.4    Excluded Liabilities.    The Seller shall retain, and shall be responsible for paying, performing and discharging when due, and the Purchaser shall not assume or have any responsibility for, any and all Liabilities of the Seller other than the Assumed Liabilities, including, without limitation, Taxes attributable to operations or transactions of the Seller or any of its Affiliates with respect to any taxable year or that portion of any taxable year of the Seller or its Affiliates ending on or before the Closing Date (the "Excluded Liabilities").

ARTICLE III

CONSIDERATION AND CLOSING

        3.1    Consideration.    The Purchaser shall pay to the Seller, in the aggregate, $100,000 for (a) the sale and transfer of the Acquired Assets and (b) the assumption by the Purchaser of the Assumed Liabilities (the "Consideration"). The Purchaser will pay the Consideration to the Seller by wire transfer of immediately available funds.

        3.2    Closing.    Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Piper Rudnick LLP, 1251 Avenue of the Americas, 29th Floor, New York, New York, 10020, at 10:00 A.M. on the third Business Day subsequent to the date of receipt of all of the consents and approvals required under Section 8.2(a) or at such other place or time as the Seller and the Purchaser may mutually agree upon in writing (the day on which the Closing takes place being the "Closing Date").

        3.3    Transfer Taxes.    The Seller and the Purchaser shall each be liable for and shall pay one half of all federal and state sales Taxes (including any retail sales Taxes and land transfer Taxes) and all other similar taxes, duties fees or other charges payable in connection with the transfer of the Acquired Assets.

        3.4    Deliveries by the Seller.    At the Closing, the Seller shall deliver or cause to be delivered to the Purchaser (unless delivered previously) the following:

          (a)   the Assignment and Assumption Agreement, duly executed by the Seller;

          (b)   the Bill of Sale, duly executed by the Seller;

          (c)   the GECC Guaranty, duly executed by GECC; and

          (d)   all other documents, instruments and writings required to be delivered by the Seller at or prior to the Closing pursuant to this Agreement.

        3.5    Deliveries by the Purchaser.    At the Closing, the Purchaser shall deliver or cause to be delivered to GEBPS (unless previously delivered) the following:

          (a)   the Consideration as set forth in Section 3.1;

          (b)   the Assignment and Assumption Agreement, duly executed by the Purchaser; and

          (c)   All documents, instruments and writings required to be delivered by the Purchaser at or prior to the Closing pursuant to this Agreement.

        3.6    Allocation of Consideration.    The parties shall agree to allocation of the Consideration among the Acquired Assets at or prior to Closing and shall report the transaction in a manner consistent with such allocation.

        3.7    Minimum Net Working Capital.    Seller covenants that Net Working Capital on the Closing Date shall not be less than negative $100,000. As used in this Section 3.7, "Net Working Capital" shall mean the sum of (A) the sum of (i) accounts receivable plus (ii) unbilled revenue minus (B) the sum of (i) accounts payable, (ii) accrued carrier costs, (iii) accrued customer billed and other taxes, (iv) accrued other and (v) current portion of capital leases. Each of the terms set forth in foregoing clauses (A) and (B) shall be derived from line items presented on the balance sheet of the Company to be prepared consistent with the books and records of the Company and delivered by Seller at Closing.

ARTICLE IV

RELATED MATTERS

        4.1    Use of Names.

          (a)   It is expressly agreed that the Purchaser shall acquire pursuant to this Agreement all of the Seller's rights, title or interest in the tradenames, trademarks, identifying logos and service marks used solely in connection with the Business (excluding the Excluded Marks). The Purchaser agrees that neither it nor any of its Affiliates shall make any use of the Excluded Marks from and after the Closing Date. Simultaneously with the Closing, without limiting the foregoing, the Purchaser shall remove any reference to the Excluded Marks from premises, letterhead, domain names and websites of the Seller.

          (b)   The Purchaser acknowledges the Seller's (and their respective Affiliates') rights in and title to the Excluded Marks and agrees that it shall not do or cause to be done any act that in any manner might infringe, or impair the validity, scope, or title in the Excluded Marks.

          (c)   In the event the Purchaser or any Affiliate of the Purchaser violates any of its obligations under this Section 4.1, the Seller may proceed against it in Law or in equity for such damages or other relief as a Court may deem appropriate. The Purchaser acknowledges that a violation of this Section 4.1 may cause the Seller irreparable harm that may not be adequately compensated for by money damages. The Purchaser hereby agrees that in the event of any actual or threatened violation of this Section 4.1, the Seller shall be entitled, in addition to other remedies that it may have, to a temporary restraining order and to a preliminary and final injunctive relief against the Purchaser or such Affiliate of the Purchaser to prevent any violations of this Section 4.1, without the necessity of posting a bond.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE SELLER

        The Purchaser agrees and acknowledges that, except as expressly set forth in this Agreement, the Purchaser is acquiring the Acquired Assets on an "as-is, where-is" basis. As an inducement to the Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, the Seller represents and warrants to the Purchaser as follows:

        5.1    Organization and Qualification.    The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia.

        5.2    Authorization; Enforceability.    The Seller has the corporate power and authority to own, hold, lease and operate its properties and assets and to carry on its business as currently conducted. The Seller has the corporate power and authority to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein have been duly authorized and approved by the Seller and no other action on the part of the Seller is necessary in order to give effect thereto. This Agreement has been duly executed and delivered by, and constitutes the legal, valid and binding obligations of the Seller, enforceable against the Seller, in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought.

          (a)   The Seller has the corporate power and authority to own, hold, lease and operate its properties and assets and to carry on the Business as currently conducted.

        5.3    No Violation or Conflict.    None of the (a) execution and delivery of this Agreement by the Seller, (b) consummation of the transactions contemplated by this Agreement by the Seller and (c) performance by the Seller of its obligations under this Agreement, will (i) conflict with or violate the organizational documents of the Seller, (ii) conflict with or violate any Law, Order or Permit applicable to the Seller, or by which any Acquired Asset is bound or (iii) violate any order, injunction, decree, statute, rule or regulation applicable to the Seller excluding from the foregoing clauses (ii) and (iii) such requirements, violations, conflicts, defaults or rights which would not individually or in the aggregate have a Material Adverse Effect.

        5.4    Accounts Receivable.    The Seller has made available to the Purchaser a list of the Accounts Receivable as of September 20, 2004. All Accounts Receivable shall at the Closing be owned by the Seller free and clear of any Liens.

        5.5    Contracts.    The Seller has made available to the Purchaser a list of all written contracts and agreements related solely to the operation of the Business, as of the date hereof, to which the Seller is a party requiring payment or receipt by the Seller in excess of $25,000 per annum.

        5.6    Customers.    The Seller has made available to the Purchaser the names and addresses of substantially all of its customers as of August 4, 2004. The Seller has made available to the Purchaser substantially all Customer Contracts.

        5.7    Suppliers and Vendors.    The Seller has made available the names and addresses of substantially all suppliers and vendors of the Seller, as of the date hereof, from which the Seller received or licensed supplies, goods, services in calendar year 2004. The Seller has made available to the Purchaser substantially all of its Supplier Contracts.

        5.8    Real Property.    The Seller has made available to the Purchaser a list of the street address of each parcel of Leased Real Property. The Seller has made available to the Purchaser copies of all real property leases to which the Seller is a party (the "Real Property Leases") and all ancillary documents pertaining thereto in the possession of the Seller.

        5.9    Assets.

          (a)   The Seller (i) owns, leases or has the legal right to use all of the Acquired Assets and (ii) with respect to Acquired Assets that are contractual rights, is a party to and enjoys the right to the benefits of all GEBPS Contracts.

          (b)   Except as set forth on Schedule 2.2(c), the Acquired Assets constitute, as of the date hereof, all of the material properties, assets and rights used solely in the operation of the Business.

          (c)   All of the Tangible Personal Property shall be owned by the Seller free and clear of any Liens as of the Closing.

        5.10    Permits.    The Seller has made available to the Purchaser a list, as of the date hereof, of all material Permits and all pending applications therefor obtained by the Seller that are used solely in the operation of the Business.

        5.11    Intellectual Property.    The Seller has made available to the Purchaser a list, as of the date hereof, of the material Owned Intellectual Property and the material Licensed Intellectual Property. Other than the rights of software licensors or developers in software related to such Intellectual Property, the Seller owns or has the legal right to use all of its Intellectual Property and has a valid license to use all of its Licensed Intellectual Property.

        5.12    No Other Agreements to Purchase.    No Person, other than the Purchaser pursuant to this Agreement, has been granted by the Seller any written or oral agreement or option or any right or privilege capable of becoming an agreement or option for the purchase or acquisition of any of the Acquired Assets or Assumed Liabilities, other than orders for goods or services accepted by either Seller in the ordinary course of business, consistent with past practice.

        5.13    Brokers.    The Seller has not employed any financial advisor, broker or finder, and the Seller has not incurred nor will incur any broker's, finder's, investment banking or similar fees, commissions or expenses in connection with the consummation of the transactions contemplated by this Agreement.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

        In order to induce the Seller to enter into this Agreement and to consummate the transactions contemplated hereby, the Purchaser represents and warrants to the Seller as follows:

        6.1    Organization and Qualification.    The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

        6.2    Authorization; Enforceability.    The Purchaser has the corporate power and authority to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein and therein have been duly authorized and approved by all necessary corporate or other action by the Purchaser (including, without limitation, the Purchaser's Board of Directors). This Agreement has been duly executed and delivered by, and constitute the legal, valid and binding obligations of, the Purchaser, enforceable against the Purchaser, in accordance with their terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought.

        6.3    No Violation or Conflict.    None of (a) the execution and delivery by the Purchaser of this Agreement; (b) consummation by the Purchaser of the transactions contemplated by this Agreement; or (c) the performance of this Agreement will (i) conflict with or violate the Certificate of Incorporation or Bylaws of the Purchaser, or (ii) conflict with, violate or require consent or approval pursuant to any Law, Order or Permit applicable to the Purchaser or any note, loan agreement, contract, or agreement to Purchaser is party or its properties or assets are bound.

        6.4    Investigation.    The Purchaser acknowledges and agrees that it (i) has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning the Seller, the Assets and the Business and (ii) has been furnished with or given adequate access to such information about the Seller, the Assets and the Business as it has requested. The Purchaser further acknowledges and agrees that the only representations, warranties, covenants and agreements made by the Seller are the representations, warranties, covenants, and agreements made in this Agreement and the Seller makes no express or implied representation or warranty with respect to the Seller, the Assets, the Business or otherwise or with respect to any other information provided by the Seller or its Affiliates including as to (a) the operation of the Business by the Purchaser after the Closing in any manner or (b) the probable success or profitability of the ownership, use or operation of the Business by the Purchaser after the Closing. The Purchaser has not relied upon any other representations or other information made or supplied by or on behalf of the Seller of any its Affiliates.

        6.5    Brokers.    The Purchaser has not employed any financial advisor, broker or finder, and the Purchaser has not incurred, and will not incur, any broker's, finder's, investment banking or similar fees, commissions or expenses in connection with the transactions contemplated by this Agreement.

ARTICLE VII

COVENANTS

        7.1    Performance.    Subject to the terms and conditions provided in this Agreement, each of the parties to this Agreement shall exercise reasonable commercial efforts to take or cause to be performed and fulfilled those of the conditions precedent to its obligations to consummate the transactions contemplated by this Agreement that are dependent upon its actions, including obtaining all necessary consents and approvals, to the end that the transactions contemplated hereby shall be fully and timely consummated.

        7.2    Regulatory and Other Authorizations; Notices and Consents.    The Purchaser and the Seller shall use their respective reasonable best efforts to obtain all authorizations, consents, orders and approvals of all Governmental Authorities and other Persons that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and shall cooperate fully with each other in promptly seeking to obtain all such authorizations, consents, orders and approvals. In addition, the Purchaser, at or prior to the Closing, shall use its reasonable best efforts to cause all guaranties, bonds (whether performance, financial or otherwise) and letters of credit with respect to the operations of the Seller or the Business by the Seller or any Affiliates of the Seller to be terminated and shall or shall cause the Purchaser or an Affiliate of the Purchaser to guaranty such obligations and deliver such bonds and letters of credit as may be required with respect thereto. The Purchaser and the Seller shall give promptly such notices to third parties and exercise commercially reasonable efforts to obtain such third party consents and estoppel certificates as are reasonably necessary in connection with the consummation of the transactions contemplated by this Agreement.

        7.3    Conduct of the Business Prior to the Closing.    Between the date hereof and the Closing, except as expressly required or permitted by this Agreement or unless the Purchaser shall otherwise agree in writing, the Seller shall conduct the Business only in the ordinary course of business consistent with past practice and policies, including with respect to collection of Accounts Receivable and processing of accounts payables; provided, however, that it is understood and agreed that, at or prior to the Closing certain GEBPS employees shall be transferred to ATI; and provided further that, unless the Closing shall occur on the same date as the closing under the Stock Purchase Agreement, the Purchaser shall deliver to the Seller a duly executed Management Services Agreement at the closing under the Stock Purchase Agreement, and the Purchaser shall operate the Business under the terms of the Management Services Agreement.

        7.4    Certain Post-Closing Matters.

          (a)   The Seller shall cause to be provided, for up to 120 days after the Closing Date, customer services operations to the Purchaser at the Seller's cost, in substantially the same manner as is currently provided to the Seller by its outsourced customer service provider. The Purchaser shall, as early as practicable but in no event later than 120 days after the Closing Date, be responsible for all such services.

          (b)   At or prior to the Closing, the Purchaser shall establish new lockbox arrangements to replace current lockbox arrangements of the Seller.

          (c)   The Purchaser shall have the right to occupy and use, for up to five employees at no cost to the Purchaser for 120 days after the Closing Date, that portion of the premises at 3225 Cumberland Boulevard Suite 920 Atlanta, GA 30339 currently occupied and used by the Seller, in substantially the same manner as it is currently occupied and used. The Purchaser shall, as early as practicable but in no event later than 120 days after the Closing Date, vacate such premises.

        7.5    Access.    From the date hereof, upon reasonable notice, the Seller shall cause each of the Seller's officers, directors, employees, and agents to: (i) afford the Purchaser's officers and employees and authorized agents, accountants and counsel, to the extent they have agreed in writing to be bound by the terms of the Confidentiality Agreement, reasonable access, during normal business hours, to the offices, properties, plants, other facilities, books and records of the Seller and to those officers, directors, employees, and agents of the Seller who have any material knowledge relating to the Business; and (ii) furnish to such parties such information regarding the Seller and/or the Business as the Purchaser and its agents may from time to time reasonably request, in the case of both clauses (i) and (ii), including for the purposes of completing audits.

          (a)   For a period of six years after the Closing, the Purchaser shall retain the books and records of the Seller that are transferred to the Purchaser pursuant to this Agreement relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Seller and (ii) upon reasonable notice, afford the officers, employees and authorized agents and representatives of the Seller (or any of its Affiliates) reasonable access (including the right to make photocopies at the Seller's expense), during normal business hours, to such books and records.

          (b)   Without limiting the foregoing, after the closing under the Stock Purchase Agreement and prior to the Closing, if applicable, the Purchaser shall provide the Seller with billing data of the Business required by the Seller, including traffic and revenue information, with respect to required regulatory and corporate filings after the closing under the Stock Purchase Agreement.

        7.6    Notification.    From the date hereof until the Closing, the Purchaser and the Seller shall notify each other in writing of the occurrence, or pending or threatened occurrence, of (a) any event that would constitute a breach or violation of this Agreement by any party or that could reasonably be anticipated to cause any representation or warranty made by the notifying party in this Agreement to be false or misleading in any respect (including any event or circumstance which would have been required to be disclosed if such event or circumstance occurred or existed on or prior to the date of this Agreement); and (b) all other material developments affecting the Acquired Assets or the Business. Any such notification shall not limit or alter any of the representations, warranties or covenants of the parties set forth in this Agreement nor any rights or remedies a party may have with respect to a breach of any representation, warranty or covenant.

ARTICLE VIII

CONDITIONS PRECEDENT TO CLOSING; TERMINATION

        8.1    Condition Precedent to Closing.    The obligation of the parties to consummate the transactions described in this Agreement and any and all liability of the parties hereto shall be subject to the fulfillment on or before the Closing of the following conditions precedent:

          (a)   All regulatory authorizations, consents, orders and approvals of all Governmental Authorities needed in order to perform the transactions contemplated under this Agreement shall have been obtained.

          (b)   The closing under the Stock Purchase Agreement shall have occurred.

          (c)   No Order of any Court or Governmental Authority shall have been issued restraining, prohibiting, restricting or delaying, the consummation of the transactions contemplated by this Agreement and no action shall be pending or before any Court or Governmental Authority to restrain, prohibit, restrict or delay, or to obtain damages or a discovery order in respect of this Agreement or the consummation of the transactions contemplated hereby.

        8.2    [INTENTIONALLY OMITTED]

        8.3    Termination.    This Agreement may be terminated at any time prior to Closing: (i) by mutual written agreement of the Seller and the Purchaser or (ii) by either the Seller or the Purchaser if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any Court or Governmental Authority having competent jurisdiction. The party desiring to terminate this Agreement pursuant to Sections 8.3(a)(ii) shall provide notice of such termination to the other party. Either party may terminate this Agreement if (A) the Closing shall not have occurred on or before June 30, 2005; provided, however, that the terminating party is not in material breach of this Agreement or (B) the Stock Purchase Agreement shall have been terminated in accordance with its terms.

          (a)   The provisions of Article X shall survive any termination hereof.

          (b)   If this Agreement is terminated for any reason (other than termination solely pursuant to clause (B) of Section 8.3(a)) the Purchaser shall pay the Seller $1,100,000 by wire transfer of immediately available funds.

ARTICLE IX

INDEMNIFICATION

        9.1    Survival.    The covenants, agreements, representations and warranties of the parties contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until the date which is 18 months after the Closing Date (the "Survival Date") (other than those covenants and agreements that by their terms survive the Survival Date, in which case such covenant or agreement shall survive until the applicable date thereof). Notwithstanding the preceding sentence, any covenant, agreement, representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

        9.2    Indemnification.

          (a)   The Seller hereby indemnifies the Purchaser against and agrees to hold it harmless from any and all damage, loss, liability and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses actually incurred in connection with any action, suit or proceeding whether involving a third party claim or a claim solely between the parties hereto) ("Damages") incurred or suffered by any of them arising out of (i) the Excluded Assets or the Excluded Liabilities or (ii) the ownership and operation of the Business prior to the Closing (except that the Seller shall not have any liability for any Damages arising out of or with respect to the condition (including breaches) or suitability of use of the Acquired Assets); provided, however, that the Purchaser shall not make a claim against the Seller for indemnification under Section 9.2(a) for Damages unless and until the aggregate amount of such Damages exceeds $50,000 (the "Seller Basket"), in which event the Purchaser may claim indemnification only for Damages in excess of the Seller Basket.

          (b)   The Purchaser hereby indemnifies the Seller against and agrees to hold it harmless from any and all Damages incurred or suffered by any of its arising out of the ownership and operation of the Business after the Closing; provided, however, that the Seller shall not make a claim against the Purchaser for indemnification under Section 9.2(b) for Damages unless and until the aggregate amount of such Damages exceeds $50,000 (the "Purchaser Basket"), in which event the Seller may claim indemnification only for Damages in excess of the Seller Basket.

        9.3    Procedures.

          (a)   The party seeking indemnification under Section 9.2 (the "Indemnified Party") agrees to give prompt notice to the party against whom indemnity is sought (the "Indemnifying Party") of the assertion of any claim, or the commencement of any suit, action or proceeding ("Claim") in respect of which indemnity may be sought and will provide the Indemnifying Party such information with respect thereto that the Indemnifying Party may reasonably request. The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have adversely prejudiced the Indemnifying Party.

          (b)   Subject to the limitations set forth in this Section 9.3, the Indemnifying Party shall be entitled to control the defense, and appoint lead counsel for such defense, of any Claim asserted by any third party ("Third Party Claim"), in all cases at the Indemnified Party's expense.

          (c)   If the Indemnifying Party assumes the control of the defense of any Third Party Claim in accordance with the provisions of this Section 9.3, (i) the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld) before entering into any settlement of such Third Party Claim, if the settlement does not include an unconditional release of the Indemnified Party from all liabilities and obligations with respect to such Third Party Claim and (ii) the Indemnified Party shall be entitled to participate in the defense of such Third Party Claim and to employ separate counsel of its choice for such purpose. The fees and expenses of such separate counsel shall be paid by the Indemnified Party.

          (d)   Each party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

          (e)   Each Indemnified Party shall use reasonable efforts to collect any amounts available under insurance coverage, or from any other Person alleged to be responsible, to mitigate any claim or indemnity for any Damages payable under Section 9.2.

          (f)    Notwithstanding any provision in this agreement to the contrary, the Seller shall have the sole right, with counsel of its choice, to defend and/or settle any claim, action or proceeding (i) in which a Governmental Authority has instituted or asserted a claim, whether directly or indirectly (including, without limitation, by counterclaim, cross-claim, third party claim, interpleader or otherwise), (ii) seeking injunctive relief, (iii) involving a class action, (iv) involving allegations of criminal activities, or (v) involving allegations of violations of the Racketeering Influenced and Corrupt Organizations Act, as amended or any securities or antitrust Law (a "Non-Assumable Claim") and Purchaser will not be entitled to assume defense thereof; provided, however, that the Seller shall consult with Purchaser before settling any Non-Assumable Claim. If the Seller assumes the defense of a Non-Assumable Claim, it must pursue such defense, settlement or negotiation diligently and in good faith. Upon the receipt by the Seller of an offer of compromise relating to such Non-Assumable Claim that includes an unconditional release of the Seller from, or upon entry of a final judgment with respect to, such Non-Assumable Claim (and such offer to compromise or judgment requires primarily the payment of money), the Seller shall promptly inform Purchaser of such offer or judgment, together with a description of the material terms and conditions of such offer or judgment. Purchaser shall have the right to terminate its liability for Damages with respect to the Non-Assumable Claim that is the subject of such an unconditional offer of compromise or judgment upon its irrevocable offer to the Seller to pay the amount contained in such offer to compromise or judgment. Upon receipt, in the form of immediately available funds, by the Seller of the amount contained in such offer to compromise or judgment and payment of all other Damages suffered or incurred by it in connection with such Non-Assumable Claim, Purchaser shall have no further liability to the Seller with respect to such Non-Assumable Claim.

        9.4    Calculation of Damages.    The amount of any Damages payable under Section 9.2 by the Indemnifying Party shall be net of any (i) amounts recovered or recoverable by the Indemnified Party under applicable insurance policies or from any other Person alleged to be responsible therefor and (ii) any current tax benefit realized therefrom. If the Indemnified Party receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Damages, subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of any expenses incurred by such Indemnified Party in collecting such amount.

          (a)   Notwithstanding any other provision of this Agreement to the contrary, if at the Closing the Indemnified Party knows or has been advised by the Indemnifying Party that one or more of the representations and warranties made by the Indemnifying Party is inaccurate as of the Closing Date or the date made, then the Indemnified Party shall have no right or remedy after the Effective Time with respect to such inaccuracy and shall be deemed to have waived its rights to indemnification in respect thereof.

        9.5    Assignment of Claims.    Without limiting the generality of the last sentence of Section 9.4(a), if the Indemnified Party receives any payment from an Indemnifying Party in respect of any Damages pursuant to Section 9.3 and the Indemnified Party could have recovered all or a part of such Damages from a third party (a "Potential Contributor") based on the underlying Claim asserted against the Indemnifying Party, the Indemnified Party shall assign such of its rights to proceed against the Potential Contributor as are necessary to permit the Indemnifying Party to recover from the Potential Contributor the amount of such payment

        9.6    Sole Remedy.    Except as otherwise expressly provided in this Agreement, the Seller and the Purchaser hereby acknowledge and agree that the sole and exclusive remedy of the Seller and the Purchaser with respect to any and all Damages relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Article 9. Except as set forth in this Agreement, neither the Seller nor the Purchaser is making any representation, warranty, covenant or agreement with respect to the matters contained herein.

ARTICLE X

MISCELLANEOUS

        10.1    Notices.    All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party's address set forth below or to such other address as a party may designate by notice hereunder, and shall be delivered by hand or recognized overnight courier.

If to the Seller:	GE Business Productivity Solutions, Inc. c/o GE Vendor Financial Services 10 Riverview Drive Danbury, CT 06810 Attn: General Counsel Facsimile: (203) 749-4534
And a copy to:	King & Spalding LLP 1185 Avenue of the Americas New York, NY 10036-4003 Attn: Roth Kehoe, Esq. Facsimile: (212) 556-2222
If to the Purchaser:	Eschelon Telecom, Inc. 730 2nd Ave. S. Suite 900 Minneapolis, MN 55402 Attn: President Facsimile: (612) 436-6726
With a copy to:	Piper Rudnick LLP 1775 Wiehle Avenue Suite 400 Reston, Virginia Attn: Edwin M. Martin, Esq. Facsimile: (703) 773-5000

        All notices, requests, consents and other communications hereunder shall be deemed to have been delivered (a) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above or (b) if sent by overnight courier, on the next Business Day following the day such notice is delivered to the recognized overnight courier service.

        10.2    Entire Agreement.    This Agreement, the Management Services Agreement and the Confidentiality Agreement embody the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement or the Management Services Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement or the Management Services Agreement.

        10.3    Binding Effect.    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, personal representatives, legal representatives, and permitted assigns.

        10.4    Assignment.    Neither this Agreement, nor any right hereunder, may be assigned by any of the parties hereto without the prior written consent of the other parties, except that the Purchaser may assign all or part of its rights and obligations under this Agreement and the Management Services Agreement to one or more direct or indirect, wholly owned Subsidiaries without consent of any party hereto or thereto.

        10.5    Modifications and Amendments.    The terms and provisions of this Agreement may be modified or amended only by written agreement executed by all parties hereto.

        10.6    Waivers and Consents.    The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent. No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of the party. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

        10.7    No Third Party Beneficiary.    Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the parties hereto and their respective heirs, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

        10.8    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

        10.9    Publicity.    No party to this Agreement shall make, or cause to be made, any press release or public announcement or filing in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the Purchaser and the Seller, except as may be required by Law or any listing agreement related to the trading of the shares of such party on any national securities exchange or national automated quotation system, in which case the party proposing to issue such press release or make such public announcement or filing shall use reasonable efforts to consult in good faith with the other party before issuing any such press release or making such public announcement or filing.

        10.10    Governing Law; Jurisdiction.    This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the internal laws of the State of New York, without giving effect to the conflict of law principles thereof. Except as otherwise expressly provided in this Agreement, the parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served in any manner authorized by the laws of the State of New York. Judgment upon any award may be entered in any court having jurisdiction. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE MANAGEMENT SERVICES AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY.

        10.11    Force Majeure.    In the event that the Seller or the Purchaser is prevented from performing or is unable to perform any of its obligations under this Agreement due to any Act of God, fire, casualty, flood, earthquake, war, strike, lockout, epidemic, destruction of production facilities, riot, insurrection, act of terrorism, material unavailability, or any other cause beyond the reasonable control of the party invoking this Section 10.11, and if such party shall have used commercially reasonable efforts to mitigate its effects, such party shall give prompt written notice to the other party, its performance shall be excused, and the time for the performance shall be extended for the period of delay or inability to perform due to such occurrences. Notwithstanding the foregoing, if such party is not able to perform within 60 calendar days after the event giving rise to the excuse of Force Majeure, the other party may terminate this Agreement.

        10.12    Execution by Facsimile; Counterparts.    This Agreement may be executed by facsimile and in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

        10.13    Headings and Captions.    The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

        10.14    Expenses.    Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred. Notwithstanding any provision to the contrary contained herein, (i) the Seller, on the one hand, and the Purchaser, on the other hand, shall each pay one half of all fees and expenses of Kelley, Drye & Warren LLP and (ii) the Purchaser shall pay all costs and expenses (including attorneys fees and expenses), or reimburse the Seller if the Seller pays subject to prior authorization from the Purchaser which shall not be unreasonably withheld, with respect to obtaining any required authorizations, consents, orders, approvals, guaranties, bonds, letters of credit and estoppel certificates.

        10.15    Interpretation.    The parties hereto acknowledge and agree that (i) each party and its counsel, if so represented, reviewed and negotiated the terms and provisions of this Agreement,

excluding Schedules, and have contributed to its revision and (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement.

        10.16    Further Assurances.    From time to time after the Closing Date, at the reasonable request of the other party to this Agreement and at the expense of the party so requesting, each of the parties to this Agreement shall execute and deliver to such requesting such documents, including such instruments of sale, transfer, conveyance, assignment, assumption and confirmation, and take such other action as such requesting party may reasonably request in order to consummate more effectively, including the sale, transfer, conveyance, assignment, assumption and confirmation contemplated hereunder and to confirm the Purchaser's title to, the Acquired Assets. In addition, after the Closing Date, (a) any amounts received by the Seller or any of its Affiliates with respect to operation of the Business after the Closing shall be held by the Seller or such Affiliate for the benefit of the Purchaser and delivered within ten business days after receipt to the Purchaser and (b) any amounts received by the Purchaser or any of its Affiliates after the Closing with respect to operation of the Business prior to the Closing (other than with respect to Assets, including any amounts received pursuant to Accounts Receivable) shall be held by the Purchaser or such Affiliate for the benefit of the Seller and delivered within ten business days of receipt to the Seller.

[signatures on next page]

        IN WITNESS WHEREOF, the parties hereto have each executed and delivered this Agreement as of the day and year first above written.

GE BUSINESS PRODUCTIVITY SOLUTIONS, INC.
By	/s/ DAVID M. O'NEILL David M. O'Neill President
ESCHELON TELECOM, INC.
By	/s/ RICHARD A. SMITH Richard A. Smith President and CEO

Schedule 2.2(c)

Excluded Assets

1.
Rights and interests in the Oracle contract and associated licenses related to the GEBPS Business (for the avoidance of doubt, the Excluded Assets will not include the financial data, which, without the Purchaser obtaining an appropriate Oracle license, will be delivered in an Oracle non-proprietary format)

2.
Rights and interests in GE Support Central

3.
Rights and interests in GE Purchase Systems (Ulysses, eInvoice, etc.)

4.
Rights and interests in benefit plans, insurance payroll processing, and other processes/systems associated with employee benefits

5.
Rights and interests in the Travel and Living System—Employees will be transitioned back to ATI T&L system

6.
Rights and interests in all Six Sigma training materials and documents associated with Six Sigma

7.
Rights and interests in the Transition Assistance Agreement dated as of August 19, 2003 by and between GE Business Productivity Solutions, Inc. d/b/a GE Capital Communication Services and Dynamic Telecard Corporation—Residual Commissions Agreement Based on Services Sold Through Cumberland Farms Convenience Stores.

8.
Rights and interests in Avaya PBX/Octel Voicemail System and Associated Desk Telephones—Inventory: Not in Use

9.
Rights and interests in Northern Trust Lockbox—Payments are currently received and processed by Northern Trust

10.
Rights and interests in any overpayment of Taxes, surcharges, Universal Service Fund (USF) or carrier invoices relating to a period prior to the Closing Date, identified within 12 months of the Closing Date

11.
Rights and interests in the Services Agreement between GEBPS & GE Capital International Services (GECIS) for customer service for business and residential customers

12.
Marketing Distribution and License Agreement with Dieceland Technologies Corp. and associated escrow agreement and Warrants for Dieceland Technologies stock

13.
All domain names employing any part or variation of the "GE" name, the name of any Subsidiary or Affiliate of GE (other than ATI or Subsidiary of ATI and/or pursuant to any other agreement between any Subsidiary or Affiliate of GE and the Purchaser or any Affiliate of the Purchaser) and any similar tradename, trademark, logo and service mark and all other tradenames, trademarks, identifying logos and service marks not used solely in connection with the Business

14.
Performance Bonds listed on Exhibit A hereto

15.
GEBPS Deferred Tax Asset

16.
All intercompany debt

Schedule 2.3(c)

Assumed Liabilities

1.
Customer billed taxes and surcharges included in the Accounts Receivable prior to the Closing Date

2.
Universal Service Fund (USF) charges included in the Accounts Receivable prior to the Closing Date

3.
Obligation to provide telecommunications services to holders of prepaid calling cards issued by the Seller and outstanding as of the Closing, until expiration of such cards

Exhibit A

Bonds
GE Business Productivity Solutions, Inc.

Entity	Bond #	Amount
State of North Dakota — Reseller's Bond	Telecommunications Reseller's Bond #211069	$25,000
Tennessee Regulatory Authority — Tennessee Telecommunications Service Provider's Surety Bond	Tennessee Telecommunications Service Provider's Surety Bond #81638094	$20,000
Indemnity Bond — State of Vermont	Indemnity Bond #81842204	$25,000
Delaware Public Service Commission — Surety Bond Required to Issue Prepaid Calling Cards	Surety Bond to Issue Prepaid Calling Cards #83021319	$10,000
Utilities and Transportation Commission of the State of Washington Indemnity Bond	Indemnity Bond #211054	$40,000

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TABLE OF CONTENTS
EXHIBITS AND SCHEDULES
ASSET PURCHASE AGREEMENT
ARTICLE I DEFINITIONS
ARTICLE II PURCHASE AND SALE OF SELLER'S ASSETS
ARTICLE III CONSIDERATION AND CLOSING
ARTICLE IV RELATED MATTERS
ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE SELLER
ARTICLE VI REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
ARTICLE VII COVENANTS
ARTICLE VIII CONDITIONS PRECEDENT TO CLOSING; TERMINATION
ARTICLE IX INDEMNIFICATION
ARTICLE X MISCELLANEOUS
Schedule 2.2(c) Excluded Assets
Schedule 2.3(c) Assumed Liabilities
Exhibit A Bonds GE Business Productivity Solutions, Inc.